SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                    CNS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                   [LOGO] CNS

                                    CNS, INC.
                               4400 WEST 78TH ST.
                          BLOOMINGTON, MINNESOTA 55435
                                 (612) 820-6696

                             -----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 22, 1998

                             -----------------------

To the Stockholders of CNS, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of CNS, Inc. (the "Company") will be held on Wednesday, April 22, 1998 at 3:30 p.m., local time, in the auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota for the following purposes:

     1. To elect six (6) directors to serve until the next annual meeting of Stockholders;

     2. To ratify and approve the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1998; and

     3. To act upon any other matters that may properly be presented at the meeting.

     Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997.

     The Board of Directors has fixed the close of business on March 3, 1998 as the record date for the determination of Stockholders entitled to notice of, and to vote at, the meeting.

                                       By Order of the Board of Directors


                                       /s/ Daniel E. Cohen

                                       Daniel E. Cohen, M.D.
                                       CHAIRMAN OF THE BOARD


Dated: March 18, 1998.
--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND RETURN YOUR PROXY IN THE REPLY ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. THE PROXY IS SOLICITED BY MANAGEMENT AND MAY BE REVOKED OR WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS EXERCISED.
--------------------------------------------------------------------------------

                                    CNS, INC.
                               4400 WEST 78TH ST.
                          BLOOMINGTON, MINNESOTA 55435
                                 (612)820-6696

                             -----------------------
                                 PROXY STATEMENT
                             -----------------------


                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 22, 1998


                                 GENERAL MATTERS

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CNS, Inc. (the "Company") from holders of Common Stock of proxies in the accompanying form to be voted at the Annual Meeting of Stockholders on Wednesday, April 22, 1998 at 3:30 p.m., local time, and at all adjournments thereof. This Proxy Statement is first being sent to stockholders on or about March 18, 1998.

     Any stockholder giving a proxy will have the right to revoke it by written notice to the Secretary of the Company or by filing with the Secretary another proxy bearing a later date at any time before it is voted at the meeting. A stockholder wishing to vote in person after giving his or her proxy must first give written notice of revocation to the Secretary. All shares represented by valid, unrevoked proxies will be voted at the meeting and any adjournment thereof.

     Under Delaware law, each item of business properly presented at a meeting of stockholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute a quorum. Votes cast by proxy or in person at the Annual Meeting of Stockholders will determine whether or not a quorum is present. If a stockholder abstains from voting on any matter, the Company intends to count the person abstaining as present for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business but as not having voted for any proposal, although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions. Additionally, the Company intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transactions of business. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Therefore, abstentions and broker "non-votes" have the same effect as votes against the proposals.


                          OUTSTANDING VOTING SECURITIES

     Only stockholders of record as of the close of business on March 3, 1998, will be entitled to vote at the meeting. On that date, the Company had outstanding 18,393,059 shares of common stock, $.01 par value ("Common Stock"), each of which is entitled to one vote per share on each matter to be voted upon at the meeting. As provided in the Certificate of Incorporation of the Company, there is no cumulative voting. The Company has no class of voting securities outstanding other than the Common Stock.


                         SECURITY OWNERSHIP OF PRINCIPAL
                           STOCKHOLDERS AND MANAGEMENT

     The following table sets forth, as of March 3, 1998, the number and percentage of outstanding shares of Common Stock of the Company beneficially owned by each person who is known to the Company to beneficially own more than five percent (5%) of the Common Stock of the Company, by each director and nominee of the Company, by each executive officer named in the Summary Compensation Table below, and by all directors, nominees and executive officers of the Company as a group:

                                              NUMBER OF SHARES
                                                BENEFICIALLY     PERCENT
        NAME AND ADDRESS OF BENEFICIAL OWNER    OWNERD(1)(2)     OF CLASS
        ------------------------------------    ------------     --------

        Richard W. Perkins(3)                    1,133,596         6.1%
         Perkins Capital Management, Inc.
         730 East Lake Street
         Wayzata, MN 55391

        Daniel E. Cohen, M.D.(4)                   830,664         4.5%

        Patrick Delaney                            100,066         *

        R. Hunt Greene                              80,000         *

        Andrew J. Greenshields(5)                   74,000         *

        Richard E. Jahnke(6)                       229,000         1.2%

        Marti Morfitt                                    0         --

        David J. Byrd                               15,700         *

        Rihab Fitzgerald(7)                        144,484         *

        Kirk P. Hodgdon                             82,000         *

        All directors, nominees and              2,992,284        15.4%
        officers as a group (13 persons)(8)

-----------------------
*Indicates ownership of less than one percent.

(1) Except as noted, all shares beneficially owned by each owner were owned of record, and each owner held sole voting power and sole investment power for all shares held.

(2) Includes the following number of shares of Common Stock which could be purchased under stock options exercisable within sixty (60) days of the date hereof: Mr. Perkins, 80,000 shares; Dr. Cohen, 200,000 shares; Mr. Delaney, 80,000 shares; Mr. Greene, 60,000 shares; Mr. Greenshields, 70,000 shares; Mr. Jahnke, 166,000 shares; Mr. Byrd, 15,000 shares; Ms. Fitzgerald, 42,000 shares; Mr. Hodgdon, 82,000 shares; and all directors, nominees and officers as a group, 1,018,000 shares.

(3) Includes 928,248 shares of Common Stock held for the accounts of clients of Perkins Capital Management, Inc., a registered investment advisor of which Mr. Perkins is the controlling shareholder, a director and President. Perkins Capital Management, Inc. has sole voting with respect to 140,548 of such shares and sole dispositive power with respect to 928,248 of such shares. Mr. Perkins and Perkins Capital Management, Inc. disclaim beneficial ownership of such shares. This total also includes 47,500 shares held in trusts for which Mr. Perkins is the sole trustee, 4,000 shares held by a corporation of which Mr. Perkins is sole shareholder and 73,948 shares held by a partnership of which Mr. Perkins is a general partner.

(4) Includes 327,332 shares of Common Stock owned of record by Dr. Cohen's spouse for which he has no voting or dispositive power.

(5) Includes 4,000 shares of Common Stock held by Mr. Greenshields jointly with his spouse for which he has shared voting and dispositive power.

(6) Mr. Jahnke served as Director, President and Chief Operating Officer of the Company until March 30, 1998, the effective date of his resignation.

(7) Includes 1,442 shares of Common Stock held by Ms. Fitzgerald jointly with her spouse for which she has shared voting and dispositive power.

(8) Includes 327,332 shares of Common Stock owned by spouses and 5,442 shares owned jointly with spouses.

                              ELECTION OF DIRECTORS

                                  (PROPOSAL #1)

     Although the Company's Bylaws currently provide for a Board of Directors consisting of seven members, only six directors will be elected at the Annual Meeting. It is intended that proxies solicited by the Board of Directors will be voted FOR (unless otherwise directed) the election of the nominees for director named below. Except as noted below, each of the nominees named below is a present director of the Company and upon election will serve until the next annual meeting or until his or her successor has been elected and qualified. Dr. Cohen has been a director of the Company since its formation in 1982; Mr. Delaney has been a director since 1982; Mr. Greene has been a director since 1985; Mr. Greenshields has been a director since 1986; Mr. Perkins has been a director since 1993; and Ms. Morfitt will join the Board as a director on March 30, 1998. If for any reason any of the nominees becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for such nominee as is selected by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees is not available or will not serve if elected.

     The nominees named below have been nominated by the Board of Directors of the Company. All of the nominees other than Ms. Morfitt are the Directors who served during 1997. Ms. Morfitt will join the Company as its President and Chief Operating Officer on March 30, 1998, replacing Richard E. Jahnke who resigned effective as of March 30, 1998 in order to pursue other business interests. The Company thanks Mr. Jahnke for his service since 1993.

     The nominees are listed below with their ages, their present positions with the Company, their present principal occupations or employment and their principal occupations or employment for at least the past five years. Dr. Cohen and Ms. Morfitt will devote their full working time to the business of the Company. Messrs. Delaney, Greene, Perkins and Greenshields will devote such time as is necessary to fulfill their duties as directors.

     DANIEL E. COHEN, M.D., 45, has served as the Company's Chairman of the Board since 1993, its Chief Executive Officer since 1989 and the Treasurer since 1982. Dr. Cohen was a founder of the Company and is a board-certified neurologist.

     MARTI MORFITT, 40, has agreed to serve as the Company's President and Chief Operating Officer beginning March 30, 1998. From September 1982 through February 1998, Ms. Morfitt served in a series of positions of increasing responsibility with the Pillsbury Company, a Minneapolis-based manufacturer and distributor of food products, most recently serving from May 1997 to February 1998 as Vice-President, Meals, and from February 1994 to May 1997 as Vice-President, Green Giant Brands. She also serves as a director of Graco, Inc., a Minneapolis-based manufacturer of fluid handling systems.

     PATRICK DELANEY, 55, has served as a director of the Company since its inception in 1982 and as the Company's Secretary since 1995. Mr. Delaney is a partner in the Minneapolis law firm of Lindquist & Vennum P.L.L.P., counsel to the Company. He has been in the private practice of law since 1967. He is also a director of Community First Bankshares, Inc., a multi-bank holding company, the secretary of MTS Systems Corporation, a manufacturer of systems for materials testing, simulation, measurement and controls, and a director and the secretary of Applied Biometrics, Inc., a manufacturer of medical devices.

     R. HUNT GREENE, 47, has been an investment banker for over fifteen years. He is presently Managing Director of Greene Holcomb & Company LLC, a Minneapolis investment bank that provided investment banking services to the Company. Mr. Greene was a Managing Director of Piper Jaffray Inc., a Minneapolis-based investment bank and general broker-dealer in investment securities, from 1979 to 1995.

     ANDREW J. GREENSHIELDS, 60, has been President of Pathfinder Ventures, Inc., Minneapolis, Minnesota, since 1980. He is also a general partner of Pathfinder Venture Capital Funds II and III and a general partner of Spell Capital Partners, LP, all of which are Minneapolis-based venture capital limited partnerships. Mr. Greenshields is also a director of Aetrium, Inc., a manufacturer of semiconductor handling equipment.

     RICHARD W. PERKINS, 67, has been President, Chief Executive Officer and a director of Perkins Capital Management, Inc. since 1985. He is also a general partner of Spell Capital Partners, LP and a director of the following publicly-held companies: Bio-Vascular, Inc., a medical products manufacturer; Children's Broadcasting Corporation, an operator of radio stations with a children's format; Eagle Pacific Industries, Inc., a manufacturer of plastic pipe; Lifecore Biomedical, Inc., a medical device company; Nortech Systems, Inc., a contract manufacturer for the electronics industry; Quantech, Ltd., a development stage medical products company; Vital Images, Inc., a medical products company; and Harmony Holdings, Inc., a producer of television commercials, music videos and related media.

            --------------------------------------------------------
             MANAGEMENT RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED.
            --------------------------------------------------------


                     OTHER INFORMATION REGARDING THE BOARD
BOARD MEETINGS

     The Board of Directors met six times during 1997. Each director attended at least 75% of the aggregate of the total number of Board meetings and Committee meetings on which he served during the fiscal year 1997.

COMMITTEES

     The Audit Committee of the Board of Directors, which is comprised of Messrs. Greene, Chairman, and Greenshields, met twice during 1997. The Audit Committee reviews and evaluates significant matters relating to the audit and internal controls of the Company, reviews the scope and results of audits by and the recommendations of the Company's independent auditors, and approves services provided by the auditors.

     The Compensation Committee of the Board of Directors, which is comprised of Messrs. Greenshields, Chairman, and Perkins, did not meet during 1997. The Compensation Committee took action in writing in lieu of a meeting once during the fiscal year 1997. Among other duties, the Compensation Committee makes recommendations to the Board of Directors regarding the employment practices and the policies of the Company and the compensation paid to executive officers of the Company. The Compensation Committee therefore also has the authority to make awards under and adopt and alter administrative rules and practices governing the Company's Stock Option Plans and Stock Purchase Plan ("Plans") and interpret the terms and provisions of the Plans and any award issued under those Plans.

     The Nominating Committee is comprised of Dr. Cohen and Messrs. Greenshields and Delaney. The Nominating Committee did not meet during 1997. The responsibilities of the Nominating Committee include Board membership recommendations and executive officer succession planning.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ending December 31, 1997, 1996 and 1995, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Daniel E. Cohen, M.D., the Company's Chief Executive Officer, and each of the other four most highly compensated executive officers of the Company as of December 31, 1997 (together with Dr. Cohen, the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                       ANNUAL COMPENSATION     COMPENSATION
                                      ---------------------    ------------
                                                                SECURITIES
                                                                UNDERLYING       ALL OTHER
NAME AND POSITION            YEAR      SALARY       BONUS       OPTIONS(#)     COMPENSATION(1)
-----------------            ----     --------     --------     -----------    ---------------
Daniel E. Cohen, M.D.        1997     $219,750     $    -0-          -0-            $300
 Chief Executive Officer,    1996      150,000      150,000          -0-             300
 Treasurer and Chairman      1995      141,400      141,400      200,000             300
 of the Board

Richard E. Jahnke            1997      219,750          -0-          -0-             300
 President and               1996      150,000      150,000          -0-             300
 Chief Operating Officer     1995      140,500      140,500       75,000             300

Kirk P. Hodgdon              1997      142,000          -0-          -0-             300
 Vice President of           1996      127,000       76,200          -0-             300
 Consumer Marketing          1995      125,250       75,150       50,000             300

David J. Byrd                1997      136,000          -0-       60,000(2)          275
 Vice President of           1996      118,750(3)    71,250          -0-             275
 Finance and Chief           1995          -0-          -0-          -0-             -0-
 Financial Officer

Rihab Fitzgerald             1997      112,630          -0-          -0-             300
 Vice President of           1996      100,000       60,000          -0-             300
 Consumer Sales              1995       96,250       57,750       50,000             -0-


-----------------------
(1)  Represents the payment of life insurance premiums.

(2) Represents a repricing of an option previously granted on February 5, 1996. See "Report on Option Repricings."

(3) Mr. Byrd became Vice President of Finance and Chief Financial Officer in February 1996 and received a salary for the remainder of 1996.

STOCK OPTIONS

     The following table contains information concerning grants of stock options to the Named Executives during the fiscal year ending December 31, 1997:


                              OPTION GRANTS IN 1997

                                                 INDIVIDUAL GRANTS
                            ---------------------------------------------------------
                                                                                          POTENTIAL REALIZABLE
                                                                                                VALUE AT
                                               PERCENT                                       ASSUMED ANNUAL
                                NUMBER        OF TOTAL                                       RATES OF STOCK
                            OF SECURITIES      OPTIONS      EXERCISE OR                    PRICE APPRECIATION
                              UNDERLYING      GRANTED TO       BASE                        FOR OPTION TERM(1)
                               OPTIONS        EMPLOYEES       PRICE        EXPIRATION    ----------------------
NAME                          GRANTED(#)       IN 1997        ($/Sh)          DATE           5%           10%
----                        -------------     ----------    -----------    ----------    ---------     --------
Daniel E. Cohen, M.D......      -0-              --             --            --                --           --
Richard E. Jahnke.........      -0-              --             --            --                --           --
Kirk P. Hodgdon...........      -0-              --             --            --                --           --
David J. Byrd.............   60,000(2)(3)       54.5%         $ 7.25       07/23/07       $273,569     $693,278
Rihab Fitzgerald..........      -0-              --             --            --                --           --


------------------------
(1) Potential realizable values shown above represent potential gains based upon annual compound price appreciation of 5% and 10% from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent on overall market conditions and the future performance of the Company and its Common Stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

(2) The option vests as follows: 15,000 shares on each of July 23, 1997, 1998, 1999 and 2000.

(3) Represents a repricing of an option previously granted on February 5, 1996. See "Report on Option Repricing."

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal year ending December 31, 1997 and unexercised options held as of December 31, 1997:


                     AGGREGATED OPTION EXERCISES IN 1997 AND
                          FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                            SHARES                       UNDERLYING UNEXERCISED                 IN-THE-MONEY
                           ACQUIRED                       OPTIONS AT FY-END(#)            OPTIONS AT FY-END($)(1)
                              ON          VALUE       -----------------------------     -----------------------------
NAME                     EXERCISE(#)     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                     -----------     --------     -----------     -------------     -----------     -------------
Daniel E. Cohen, M.D.         -0-            -0-        150,000          50,000          $178,125         $ 59,375
Richard E. Jahnke           3,000       $ 16,313        167,250          58,750           663,421          237,266
Kirk P. Hodgdon               -0-            -0-         57,500          36,500           108,281           91,344
David J. Byrd                 -0-            -0-         15,000          45,000                (2)              (2)
Rihab Fitzgerald           39,900        414,481         32,000          12,000            44,375           20,625


----------------------
(1) Based on the closing sale price of $6.688 per share for the Common Stock on December 31, 1997.

(2) The exercise price for these options was greater than the closing sale price on December 31, 1997.

REPORT ON OPTION REPRICING

     The Company has historically believed that the granting of stock options to employees and executive officers has provided a significant incentive to the Company's employees and executive officers to align their interests with those of the Company's stockholders. A substantial number of the Company's employees and executive officers have received stock options in the past. The Company's policy has been to grant options to certain employees on their starting dates and each executive officer on the date of his or her election, and to grant additional options to employees and executive officers on a periodic basis. In July of 1997, when the fair market value of the Company's Common Stock was $7.25, the Compensation Committee of the Company reviewed the Company's outstanding stock options and determined that the Company had outstanding options to purchase 90,000 shares of its Common Stock at prices significantly above market. This was the result of a decline in the market price of the Company's securities that was in part attributable to market conditions.

     The Compensation Committee believed that because of the significant decrease in the price of the Company's Common Stock, it was unlikely that these options would provide significant incentive for employees and executive officers, particularly in the short term. Accordingly, the Company canceled 90,000 options and reissued the same number of options at an exercise price of $7.25 per share on July 23, 1997, the fair market value of each share underlying the options on the date of grant, and adjusted the exercise periods in order to coincide with the original grant. This cancellation and reissuance was the equivalent of a repricing of the 90,000 options. The Compensation Committee believed that it was in the best interests of the Company to cancel these options and to issue new stock options because the new option grants would provide an additional incentive for employees and certain executive officers and result in increased stockholder value. Of the options that were repriced, 60,000 were held by David J. Byrd, Vice President of Finance and Chief Financial Officer of the Company.

     The table below provides information with respect to such repricing, together with the only other incident of repricing in the past ten fiscal years.


                           TEN-YEAR OPTION REPRICINGS

                                       SECURITIES
                                       UNDERLYING                                                       LENGTH OF
                                        NUMBER OF     MARKET PRICE OF   EXERCISE PRICE                ORIGINAL TERM
                                         OPTIONS       STOCK AT TIME      AT TIME OF        NEW        REMAINING AT
                                       REPRICED OR    OF REPRICING OR    REPRICING OR     EXERCISE     REPRICING OR
NAME                        DATE       AMENDED(#)      AMENDMENT($)      AMENDMENT($)     PRICE($)      AMENDMENT
----                        ----       ----------     ---------------   --------------    --------    -------------
David J. Byrd,             7/23/97       60,000           $7.25             $15.875        $7.25        102 months
 Vice President of
 Finance and
 Chief Financial Officer

Rihab Fitzgerald,          7/22/88       60,000           $1.155            $ 1.405        $1.155       45 months
 Vice President of
 Consumer Sales

William Doubek,            7/22/88       32,000           $1.155            $ 1.405        $1.155       45 months
 Vice President of
 Operations

M.W. Anderson,             7/22/88       50,000           $1.155            $ 1.405        $1.155       45 months
 Vice President of
 Clinical and Regulatory
 Affairs


REPORT ON EXECUTIVE COMPENSATION

     This is a report of the Compensation Committee of the Board of Directors of the Company, which is composed of the undersigned Board members. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either such Act.

     COMPENSATION PHILOSOPHY. The compensation philosophy of the Company is to provide competitive levels of compensation that are consistent with the Company's annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. It is intended that, in judging appropriate levels of compensation, the Compensation Committee will take into account internally set performance goals and comparisons with the performance of other publicly-held consumer products companies with revenues under $500 million.

     BASE SALARY. Executive base salary is reviewed annually and adjustments, if any, are based on levels of responsibility, experience, internal equity, external pay practices and the rate of inflation. In 1997, the Compensation Committee recommended to the Board of Directors and the Board adopted a plan under which the base salaries of the executive officers were set effective April 1, 1997.

     CASH BONUS. Bonuses are awarded to executive officers in consideration of contributions to the Company and the Company's overall performance. In 1997, the Board of Directors adopted a plan under which the Chairman and Chief Executive Officer of the Company and the President and Chief Operating Officer of the Company would be eligible for cash bonuses equal to amounts of between 25% and 100% of their base salaries depending on the Company's level of net income for the fiscal year, with net income of at least $17,800,000 required before any bonus amounts were earned. The level of net income required for various bonus levels were set by the Board of Directors. Under the same plan, Vice Presidents of the Company were eligible for cash bonuses of between 15% and 60% of their base salaries if the same level of net income was achieved. The eligible executive officers of the Company did not receive bonuses during the 1997 fiscal year.

     STOCK OPTIONS. The Company's Stock Option Plans include executive officers. Stock options are generally granted to executive officers at the time they are elected. The Compensation Committee has adopted the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholder's interests in enhancing shareholder value. During 1997, the Company repriced options to one executive officer of the Company to purchase 60,000 shares of common stock of the Company at a price equal to the market price on the date of repricing and exercisable for ten years. The right to exercise the repriced options vests over the first four years of the term of the option.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Dr. Cohen's compensation for 1995-1997 is shown in the Summary Compensation Table above. Dr. Cohen managed the Company well in a difficult economic climate for its sleep disorders diagnostic devices, which business was sold in 1995, has successfully guided the development and marketing of its Breathe Right external nasal dilator, and has made arrangements for the Company to test and enter into production and sale of new product lines. The Compensation Committee has determined Dr. Cohen's compensation on these bases.

     BOARD ACTION. All recommendations of the Compensation Committee have been and are subject to Board of Director review and approval. Stock option grants by the Compensation Committee are not, however, subject to Board of Director review and approval.


                     SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS:
                        Andrew J. Greenshields, Chairman
                               Richard W. Perkins

STOCK PERFORMANCE

     The graph below sets forth a comparison of the cumulative shareholder return of the Company's Common Stock over the last five fiscal years with the cumulative total return over the same periods for the Nasdaq Market Index and the Surgical, Medical and Dental Instruments and Supplies Index (the "Medical Instruments Index") (SIC Code 384, which includes 242 companies). The graph below compares with the two indicated indexes the cumulative total return of the Company's Common Stock over the last five fiscal years assuming a $100 investment on December 31, 1992 and assuming reinvestment of all dividends paid. The Company did not pay any dividends during this period. This graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.


                              [PLOT POINTS GRAPH]

                                               DECEMBER 31,
                                               ------------
                     1992        1993        1994         1995         1996        1997
                     ----        ----        ----         ----         ----        ----
CNS, Inc.          $100.00     $330.00     $355.00     $1210.00     $1150.00     $535.00
Industry Index      100.00       78.70       87.19       145.63       155.08      185.98
Broad Market        100.00      119.95      125.94       163.35       202.99      248.30


EMPLOYMENT AGREEMENTS

     Dr. Cohen and Messrs. Byrd and Hodgdon have employment agreements with the Company. The employment agreements with Dr. Cohen and Messrs. Byrd and Hodgdon provide that they are entitled to base salaries, respectively, of $235,000, $138,000 and $139,000 annually plus they may earn cash bonuses as established by the Board from time to time. Either the Company or Dr. Cohen, or Messrs. Byrd and Hodgdon may terminate their respective agreements on 90 days' notice. Dr. Cohen's agreement contains a noncompete obligation which remains in effect for a period of two years after termination of employment. Each of the employment agreements with Messrs. Byrd and Hodgdon contains a noncompete obligation which remains in effect for a period of one year after termination of employment.

     Each of the employment agreements with Dr. Cohen and Messrs. Byrd and Hodgdon provides that upon the termination of their employment with the Company during the twelve-month period following a Change in Control of the Company (i) by the Company other than for Cause, death or Disability, or (ii) by employee for Good Reason (as such terms are defined in their employment agreements), then they shall be entitled to a lump sum payment equal to two times the cash compensation paid to them in the year prior to termination and all of their outstanding options to purchase Common Stock of the Company shall immediately become fully vested and exercisable. If such a termination had occurred in 1997, the amounts payable pursuant to these employment agreements would have been as follows: Dr. Cohen, $439,500; Mr. Byrd, $272,000; and Mr. Hodgdon, $284,000.

     In February 1998, the Company entered into a severance agreement with Mr. Jahnke in connection with his resignation as President and Chief Operating Officer of the Company. Under the terms of the agreement, the Company agreed to continue Mr. Jahnke's salary of $20,083 a month from August 1998 through the end of 1998 and to pay Mr. Jahnke a one-time severance payment of $110,458 and to pay other benefits of approximately of $44,209, which includes a payment of his accrued vacation. The Company has also agreed to continue his group health, dental and life insurance benefits through December 31, 1998. Mr. Janhke agreed to be available to consult with the Company during the period he is receiving severance payments and thereafter with respect to certain matters. The Company also agreed to grant Mr. Jahnke a two-year option to purchase 75,000 shares with an exercise price of $6.125 and Mr. Jahnke agreed to surrender options to purchase 75,000 shares at a price of $5.50.

DIRECTOR COMPENSATION

     Non-employee directors were not paid any fees or remuneration for services as members of the Board of Directors during fiscal year 1997. Fees were paid to Mr. Delaney's law firm, Lindquist & Vennum P.L.L.P., for legal services rendered to the Company and to Mr. Greene's company, Greene Holcomb & Company LLC, for investment banking services rendered to the Company.

     On June 17, 1994, each non-employee director of the Company was granted a ten-year, nonqualified option under the proposed 1994 Stock Plan to purchase 80,000 shares of Common Stock at $3.095 per share, the fair market value of the Common Stock on the date of grant. The options vested as follows: 20,000 shares on the date of grant and 20,000 shares on the date of each annual Stockholders' meeting held during the succeeding three years at which the director is re-elected to the Board of Directors.

                            ------------------------

                       APPOINTMENT OF INDEPENDENT AUDITORS

                                  (PROPOSAL #2)

     The Board of Directors has selected KPMG Peat Marwick LLP, certified public accountants, as independent auditors to make an examination of the accounts of the Company for the fiscal year ending December 31, 1998, and to perform other appropriate accounting services. Unless otherwise specified, proxies solicited by the Board of Directors will be voted FOR such appointment of KPMG Peat Marwick LLP. In the event the appointment of KPMG Peat Marwick LLP should not be ratified and approved by the stockholders, the Board of Directors will make another appointment to be effective at the earliest feasible time.

     A representative of KPMG Peat Marwick LLP is expected to attend the meeting. He or she will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

         ---------------------------------------------------------------
          MANAGEMENT RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY AND
                APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP.
         ---------------------------------------------------------------


                                  ANNUAL REPORT

     An Annual Report of the Company describing the Company's key activities and containing financial statements for the fiscal year ended December 31, 1997 accompanies this Notice of Annual Meeting and proxy solicitation material.


                              SHAREHOLDER PROPOSALS

     If a shareholder desires to present a proposal to be voted upon at the next meeting of Stockholders of CNS, Inc., such proposal, in order to be included in the proxy statement, must be received at the Company's office at P.O. Box 39802, Minneapolis, Minnesota, 55439 by November 19, 1998.


                                  SOLICITATION

     The cost of soliciting proxies, including the cost of preparing, assembling, and mailing the proxies and soliciting material, as well as the cost of forwarding the material to the beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies by telephone, facsimile or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in shares registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.


                                    GENERAL

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NASD. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all insiders of the Company filed in a timely manner all such reports.

OTHER BUSINESS

     The management of the Company does not know of any other business to be presented at the Annual Meeting of Stockholders. If any matter properly comes before the meeting, however, it is intended that the persons named in the enclosed form of proxy will vote said proxy in accordance with their best judgment.

     ALL PROXIES PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY STOCKHOLDERS. IF NO DIRECTION IS GIVEN, PROXIES WILL BE VOTED FOR THE ELECTION OF MANAGEMENT'S NOMINEES FOR DIRECTORS, AND FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ Daniel E. Cohen

                                       Daniel E. Cohen, M.D.
                                       CHAIRMAN OF THE BOARD

Minneapolis, Minnesota
March 18, 1998


                    PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW

                                    CNS, INC.
                              4400 WEST 78TH STREET
                          BLOOMINGTON, MINNESOTA 55435

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel E. Cohen, M.D., and Patrick Delaney, and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of CNS, Inc. held of record by the undersigned on March 3, 1998, at the Annual Meeting of Stockholders to be held on April 22, 1998, or at any adjournment thereof.

1.   ELECTION OF DIRECTORS   [ ] FOR all nominees listed below (except as marked
                                 to the contrary)

             DANIEL E. COHEN, M.D., PATRICK DELANEY, R. HUNT GREENE,
            ANDREW J. GREENSHIELDS, MARTI MORFITT, RICHARD W. PERKINS

     (INSTRUCTION: To withhold authority to vote for any nominee, print that nominee's name on the space provided below.)

     ---------------------------------------------------------------------------
     [ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

2. PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY. [ ] FOR [ ] AGAINST [ ] ABSTAIN

           (CONTINUED, AND TO BE COMPLETED AND SIGNED ON REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted for items 1 and 2. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                        Dated:____________________________, 1998


                                        ________________________________________
                                        Name of Shareholder(s) (Please print)

                                        ________________________________________
                                        Signature (and Title if applicable)

                                        ________________________________________
                                        Signature if held jointly


   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
                                    ENVELOPE.